Exhibit 10.23

WARRANT ASSUMPTION AND AMENDMENT AGREEMENT

This Warrant Assumption and Amendment Agreement (this “Agreement”) is made as of [_________], 2023 and effective as of the closing of the First Merger (as defined below), by and among Mobile Infrastructure Corporation (f/k/a “The Parking REIT, Inc.”), a Maryland Corporation (the “Company”), Fifth Wall Acquisition Corp. III, a Maryland corporation to be renamed Mobile Infrastructure Corporation upon the closing of the Mergers (as defined below) (the “Surviving PubCo”) and Color Up, LLC, a Delaware limited liability company (“Color Up”).

RECITALS

WHEREAS, the Company and Color Up are parties to that certain warrant agreement dated August 25, 2021, (the “Warrant Agreement”) pursuant to which the Company issued to Color Up 1,702,128 warrants (the “Common Stock Warrants”) with each such Common Stock Warrant entitling Color Up to purchase one share of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), at an exercise price of $11.75 per share (the “Warrant Price”).

WHEREAS, Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (the “Parent”), Queen Merger Corp. I, a Maryland corporation and wholly owned subsidiary of the Parent (“Merger Sub”) and the Company entered into an Agreement and Plan of Merger, dated as of December 13, 2022 (as amended, modified and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things: (i) the Parent agreed to transfer by way of continuation from the Cayman Islands and to domesticate in the State of Maryland resulting in Surviving PubCo (the “Domestication”), (ii) after the Domestication, Merger Sub will merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of the Parent (the “First-Step Surviving Company”), and (iii) immediately following the First Merger, the First-Step Surviving Company will merge with and into Surviving PubCo (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Surviving PubCo continuing as the surviving entity;

WHEREAS, the parties to the Merger Agreement further agreed that, as provided in Section 3.2(a)(iv) of the Merger Agreement, upon the effectiveness of the First Merger, (a) the First-Step Surviving Company shall assume each Common Stock Warrant remaining outstanding and unexpired at that time, (b) each such Common Stock Warrant shall become a warrant (each, a “Surviving PubCo Warrant”) to purchase [__] shares of common stock, par value $0.0001 per share, of Surviving Pubco, and (c) the exercise price of each such Surviving Pubco Warrant shall be equal to $[__] per share;

WHEREAS, Section 3.2(a)(iv) of the Merger Agreement requires the Parent to use commercially reasonable efforts to issue to each holder of Surviving Pubco Warrants a document evidencing the assumption by the Parent of the Common Stock Warrants previously held by such holder;

WHEREAS, Section 3.5 of the Warrant Agreement requires the Company to deliver written notice to each holder of Common Stock Warrants upon the occurrence of certain events, including any adjustment to the exercise price of such warrants or the number of shares issuable upon exercise of such warrants; and

WHEREAS, unless otherwise indicated herein, capitalized terms used by not defined herein shall have the meanings given to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSUMPTION; NOTIFICATION; CONSENT.

Section 1.1 Assumption.

(a) Effective upon the effectiveness of the First Merger, (i) PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, and (ii) the each of the parties hereto agree and acknowledge that the transactions contemplated by the Merger Agreement constitute an Alternative Issuance (as defined in Section 3.4 of the Warrant Agreement) and, pursuant to Section 3.4 of the Warrant Agreement, the Warrant Agreement is amended and modified, without any further action of the parties hereto, such that each Common Stock Warrant represents the right to purchase shares of Surviving PubCo pursuant to the terms and conditions of the Warrant Agreement (as amended hereby) and as set forth in Section 1.2.

(b) Each of the Company and Surviving Pubco further agree and acknowledge that the execution and delivery of this Agreement by Surviving Pubco to Color Up shall satisfy the obligation of Surviving Pubco set forth in Section 3.2(a)(iv) of the Merger Agreement to deliver to Color Up a document evidencing the assumption by Surviving Pubco of the Common Stock Warrants previously held by Color Up.

Section 1.2 Notification. The parties hereto agree and acknowledge that, upon and following the effectiveness of the First Merger, each Common Stock Warrant is hereby exercisable for [__] shares of common stock, par value $0.0001 per share, of Surviving Pubco at an exercise price of [__] per share pursuant to the terms of the Warrant Agreement (as amended hereby). Color Up further agrees and acknowledges that delivery of this Agreement by the Company to Color Up shall satisfy the obligation of the Company set forth in Section 3.5 of the Warrant Agreement to notify Color Up (a) upon the occurrence of the transactions contemplated by the Merger Agreement and (b) of the adjustment of the Warrant Price (as defined in the Warrant Agreement and the number of shares issuable upon exercise of a Common Stock Warrant).

ARTICLE II

AMENDMENT OF WARRANT AGREEMENT

In addition to the amendments contemplated by Section 1.1(a)(ii) and Section 1.2, concurrent with the effectiveness of the First Merger and assumption of the Warrant Agreement pursuant to Section 1.1(a)(i), Surviving Pubco and Color Up hereby amend the Warrant Agreement as provided in this Article 2, effective as of the execution of this Agreement.

Section 2.1 Preamble. The preamble on page one of the Warrant Agreement is hereby amended by deleting “The Parking REIT, Inc.” and replacing it with “Mobile Infrastructure Corporation”. As a result thereof, all references to the “Company” in the Warrant Agreement shall be references to Surviving PubCo rather than The Parking REIT, Inc.

Section 2.2 Notice. The address for notices to the Company set forth in Section 9.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

Mobile Infrastructure Corporation

30 West 4th Street

Cincinnati, OH 45202

Attention: Manuel Chavez, Chief Executive Officer

Email: manuel@mobileit.com

with copies (which shall not constitute notice) to:

Venable LLP

750 E. Pratt Street, Suite 900

Baltimore, MD 21202

Attention: Hirsh M. Ament

Email: HMAment@Venable.com

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Termination. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

Section 3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, Surviving PubCo or Color Up shall bind and inure to the benefit of their respective successors and assigns.

Section 3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of Maryland, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Maryland or the United States District Court for the District of Maryland, Northern Division and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 3.5 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 3.6 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

Section 3.7 Entire Agreement. This Agreement and the Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Surviving PubCo, the Company and Color Up have duly executed this Agreement, all as of the date first written above.

COMPANY:

MOBILE INFRASTRUCTURE CORPORATION

By:
Name:	Stephanie Hogue
Title:	President and Chief Financial Officer

SURVIVING PUBCO:

By:
Name:
Title:

COLOR UP:

COLOR UP, LLC

By:
Name: Manuel Chavez III
Title: Chief Executive Officer

[Signature Page to Warrant Assumption and Amendment Agreement]